Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is made and entered into on the 27th day of June, 2025 (the “Effective Date”) by and between Kirkland’s, Inc., a Tennessee corporation (the “Company”) and W. Michael Madden, a resident of the State of Tennessee (the “Executive”).

WHEREAS, Executive is currently employed by the Company, and the Company and the Executive are parties to that certain Employment Agreement, dated as of August 8, 2022 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire, in accordance with the terms of this Agreement, to (i) terminate (A) Executive’s tenure as Executive Vice President and Chief Financial Officer and (B) the Employment Agreement, (ii) provide for a period of advisory services by the Executive, and (iii) provide certain benefits thereafter pursuant to the terms set forth herein and, in return, Executive is willing to provide the Company with a full release of claims and other good and valuable consideration in accordance with the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the parties covenant and agree as follows:

1.    Transition Period. (a) The Company and the Executive agree that the Executive shall resign as Executive Vice President and Chief Financial Officer effective as of July 21, 2025 (the “Resignation Date”) and that the Employment Agreement shall terminate, as provided for in this Agreement, as of such Resignation Date. The period from the Effective Date through August 15, 2025 (the “Separation Date”) is referred to herein as the “Transition Period.” During the Transition Period (including after the Resignation Date and through the Separation Date), Executive will continue to receive his base salary and applicable benefits, and will be primarily responsible for transitioning his duties to his successor (as chief financial officer) or such Company employees or third party consultants as may be designated by Company and to provide support related to the close and reporting of financial results for the Company’s 2d Quarter 2025, ended August 2, 2025.

(b)         The parties recognize that, by virtue of his employment by the Company, the Executive is knowledgeable about certain information, processes, procedures and systems that are material to and necessary for the conduct of the Company’s business. Given this knowledge, during the Severance Period, Executive agrees to cooperate reasonably with the Company on matters identified by the Company from time to time, including, by way of example, by responding to periodic inquiries from the Company. The Company will request such cooperation with due regard to the Executive’s personal and professional commitments.

2.    Severance. If Executive makes good faith efforts to support the Company during the Transition Period and as contemplated by Section 1(b) hereof, and conditioned upon execution, delivery and non-revocation of the Release attached hereto as Exhibit A, the Company will pay to Executive the following severance: A series of severance payments through December 2025 equal to the amount of Executive’s current base annual salary that would have otherwise been paid under the terms of the Employment Agreement during the period beginning as of the Separation Date and continuing through December 31, 2025 (the “Severance Period”), minus applicable withholdings, to be paid in installments pursuant to the Company’s normal payroll process during the Severance Period (the “Severance Payments”).

3.    Health Plan Benefits. Executive’s existing coverage under the Company’s group health plan (and, if applicable, the existing group health coverage for eligible dependents) will end on the last day of the month in which the Separation Date occurs. Executive and his eligible dependents may then be eligible to elect temporary continuation of coverage under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Executive (and, if applicable, his eligible dependents) will be provided with a COBRA election form and notice which describe his rights to continuation coverage under COBRA. If elected by the Executive, the Company will continue to pay the employer’s portion of medical and dental insurance premiums, under the coverage terms in effect on the Separation Date, for a period (i) through the conclusion of the Severance Period or (ii) such earlier date that the Executive may designate in writing to the Company that continued coverage is no longer desired by Executive. If Executive wishes to remain eligible for COBRA coverage and chooses to continue to receive such coverage following the conclusion of the Severance Period, Executive may continue coverage at the full premium rate at his own expense in accordance with COBRA or other applicable laws.

4.    Company Property. Executive agrees to return all Company property that he reasonably knows to be in his possession or control no later than the Separation Date, or earlier if requested by the Company, including without limitation, all Company log-ins and passwords. All records, files, lists, including computer generated lists, data, drawings, documents, equipment, data, and similar items relating to the Company’s business that Executive generated or received from the Company remain the Company’s sole and exclusive property. Executive represents that he has not copied or caused to be copied, printed out, or caused to be printed out any documents or other material originating with or belonging to the Company except for in the scope of his duties on behalf of the Company. Executive additionally represents that, following the Separation Date, he will not retain in his possession any such documents or other materials belonging to the Company.

5.    Employment Agreement. The Employment Agreement shall terminate effective as of the Resignation Date and thereafter neither party shall have any further obligations thereunder, except for the provisions of Section 7 of the Employment Agreement which shall survive termination of the agreement and continue in full force and effect in accordance with the terms thereof.

6.    Separation Date. Upon the Separation Date, Executive shall not be entitled to any further payments from the Company, nor shall the Company have any further liability or obligation to Executive, except for the payments contemplated by this Agreement.

7.    Release of Claims at Separation. Executive acknowledges that it is his intention and that of the Company to resolve any and all issues between them, including any possible issue that could arise between the Effective Date and the Separation Date and those that may relate to equity compensation.

8.    Confidentiality. Executive agrees to maintain confidentiality concerning the terms of this Agreement and will not reveal, or disseminate by publication this document or any matters pertaining to it to any other person, including but not limited to any past or present employee, officer or director of the Company or any media representative except (a) as required by law or legal process, (b) as necessary to enforce this Agreement, or (c) to any government agency. This confidentiality provision does not apply to communications between Executive and his spouse or legal and financial planners or tax preparers who are also bound by this confidentiality provision.

9.    Miscellaneous.

A.    Governing Law; Attorney’s Fees. This Agreement is to be governed by the laws of the State of Tennessee. Any action brought by either party hereto regarding this Agreement shall be brought and maintained in the federal or state courts sitting in Davidson County, Tennessee. Each party hereto waives all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement. In the event of any dispute or litigation arising out of this Agreement, the prevailing party in any such action shall be entitled to recover their reasonable attorney’s fees and costs in addition to any other relief to which they may be entitled.

B.    Successors and Assigns. The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto as provided herein.

C.    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

10.   Entire Agreement; Severability of Terms. This Agreement contains the complete, entire understanding of the parties concerning the subject matter hereof. In executing this Agreement, neither party relies on any term, condition, promise or representation other than those expressed in this Agreement. This Agreement supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. Notwithstanding the foregoing, nothing in this Agreement is intended to or shall limit, terminate or modify, in any manner, any continuing obligations that Executive has to the Company or any of its respective affiliates and subsidiaries (including any confidentiality, non-competition and/or non-solicitation obligations as set forth in Section 7 of the Employment Agreement) per the terms of any other agreement between Executive and the Company or any of its respective affiliates and subsidiaries. This Agreement may be amended or modified only by an agreement in writing. If any provision of this Agreement is determined to be invalid or otherwise unenforceable, then that invalidity or unenforceability shall not affect any other provision of this Agreement, which shall continue and remain in full force and effect.

[Signatures page follows]

IN WITNESS WHEREOF, the parties have executed this Separation Agreement on the date first set forth above.

/s/ W. Michael Madden	Kirkland’s, Inc.
W. Michael Madden
	By:	/s/ Amy E. Sullivan
	Name:	Amy E. Sullivan
	Title:	President and Chief Executive Officer

EXHIBIT A

RELEASE

This Release (“Release”) is hereby entered into on the _____ day of July, 2025, by and between W. Michael Madden (“Executive”) and Kirkland’s, Inc., a Tennessee corporation (the “Company”).

WHEREAS, the Company and Executive have entered into that Separation Agreement dated as of June 27, 2025 (the “Separation Agreement”) providing Executive, among other things, the right to the Severance Payments (as defined therein) conditioned on executing and delivering this Release; and

WHEREAS, the Company and Executive desire to ensure an amicable parting and to settle fully and finally any and all differences or claims that might have arisen out of Executive’s employment.

NOW, THEREFORE, it is hereby agreed that:

1.         Consideration. In exchange for the general release of claims herein and other good and valuable consideration, the Company agrees to provide to Executive the Severance Payments, subject to the rights and obligations of the parties contained in the Separation Agreement and this Release. Executive acknowledges that he would not be entitled to the Severance Payments but for his execution of this Release.

2.         General Release of Claims. Executive, for himself, his agents, attorneys, heirs, administrators, executors, assignors, assignees, and anyone acting or claiming to act on his or their joint or several behalf, hereby waives, releases, and forever discharges the Company and its subsidiaries, business units, affiliates, parent companies (including Parent), predecessors, successors, and its respective officers, directors, employees, agents, and legal counsel (hereinafter referred to collectively as the “Released Parties”) from any and all claims, causes of action, demands, damages, costs, expenses, liabilities, grievances, or other losses, whether known or unknown, that in any way arise from, grow out of, or are related to events or circumstances prior to the date this Release is executed.

Executive acknowledges that this General Release includes, but is not limited to, all common law causes of action of whatever nature, all claims arising under federal, state or local law prohibiting employment discrimination and all claims growing out of any legal restrictions on the Company’s right to terminate its employees, including any breach of contract claims. This General Release also specifically encompasses all claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981(a), the Age Discrimination in Employment Act, the Employment Retirement Income Security Act, except as provided herein, the Family and Medical Leave Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Equal Pay Act, Tennessee Human Rights Act, Tennessee Public Protection Act, Tennessee Disability Act, as well as all federal and state executive orders including Executive Order 11246 and all claims under other applicable state and local codes, laws, regulations or ordinances concerning his employment. It is agreed that this is a general release and it is to be broadly construed as a release of all claims; provided that notwithstanding the foregoing, this Section expressly does not include a release of any claims that cannot be released hereunder by law or of any claims to accrued or vested benefits under any welfare, pension or deferred income plan that was offered or sponsored by the Company and in which Executive was a participant. This General Release further specifically encompasses all claims related to compensation, benefits, incentive packages, or any other form of compensation Executive may or may not have received during his employment, except as provided herein.

3.         Covenant not to Sue. Executive hereby covenants and agrees not to file, commence or initiate any suits, grievances, demands or causes of action against the Released Parties based upon or relating to any of the claims released and forever discharged pursuant to this Release. In accordance with 29 C.F.R. § 1625.23(b), this covenant not to sue is not intended to preclude Executive from bringing a lawsuit to challenge the validity of the release language contained in this Release. If Executive breaches this covenant not to sue, he hereby agrees to pay all of the reasonable costs and attorneys’ fees actually incurred by the Released Parties in defending against such claims, demands or causes of action, together with such and further damages as may result, directly or indirectly, from that breach. Moreover, Executive agrees that he will not persuade or instruct any person to file a suit, claim or complaint with any state or federal court or administrative agency against the Released Parties. Executive understands and agrees this Release does not limit or interfere with Executive’s right to file a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local governmental agency or commission with which Executive has the non-waivable right to file a charge or complaint (“Government Agencies”). Executive further understands and agrees that this Release does not limit or interfere with Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. In the event Executive files a charge or complaint with a Government Agency, or a Government Agency asserts a claim on Executive’s behalf, Executive agrees that his release of claims in this Release shall nevertheless bar Executive’s right (if any) to any monetary or other recovery (including reinstatement), except Executive does not waive: a) Executive’s right to receive a whistleblower award from a Government Agency for information provided to that Government Agency; b) any recovery to which Executive may be entitled pursuant to state workers’ compensation and unemployment insurance laws; or c) any other right where a waiver is expressly prohibited by law.

4.         No Admission of Wrongdoing or Liability. Nothing contained in this Release shall constitute, or be construed as or is intended to be an admission or an acknowledgment by the Company of any wrongdoing or liability, all such wrongdoing and liability being expressly denied.

5.         Confidentiality. Executive agrees to maintain confidentiality concerning the terms of this Release and will not reveal, or disseminate by publication this document or any matters pertaining to it to any other person, including but not limited to any past or present employee, officer or director of the Company or any media representative except as required by law or legal process, or as necessary to enforce this Release, or to the extent disclosed to a Government Agency. This confidentiality provision does not apply to communications between Executive and his spouse or legal and financial planners or tax preparers who are also bound by this confidentiality provision.

6.         Disclosure. Executive acknowledges and warrants that Executive is not aware of, or that Executive has fully disclosed to Company and/or its Board of Directors, any matters for which Executive was responsible or which came to Executive’s attention as an employee of Company that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against Company.

7.         Governing Law. This Release is to be governed by the laws of the State of Tennessee. Any action brought by the Company or Executive regarding this Release shall be brought and maintained in the federal and state courts sitting in Davidson County, Tennessee.

8.         Binding Effect. This Release shall be binding upon and inure to the benefit of Executive and the Company, and their officers, directors, employees, agents, legal counsel, heirs, successors and assigns.

9.         Warranties/Representations. Executive hereby warrants and represents that:

A.    He has carefully read and fully understands the comprehensive terms and conditions of this Release and the releases set forth herein, including the release of claims under the Age Discrimination in Employment Act and Older Worker Benefit Protection Act;

B.    He is executing this Release knowingly and voluntarily, without any duress, coercion or undue influence by the Company, its representatives, or any other person;

C.    He has been informed of his right to consult with legal counsel of his own choice before executing this Release;

D.    The consideration recited above constitutes good and valuable consideration;

E.    He understands and accepts the terms and conditions of this Release including, the consideration provided to him by the Company;

F.    He is not waiving rights or claims that may arise after the date this Release is executed;

G.    Except as specifically provided herein, he has been paid all compensation owed to him by the Company;

H.    He has had the right to consider the terms of this Release for at least a full 21 days; and

I.    He has the right to revoke this Release within seven (7) calendar days after signing it (the “Revocation Period”) by providing prior to the expiration of the Revocation Period, written notice of revocation by hand delivery or electronic mail to Mandy Gauldin, Senior Director, Human Resources, Mandy.Gauldin@kirklands.com. If Executive revokes this Release during the Revocation Period, the Release and all obligations hereunder become null and void in their entirety and the Company shall not be obligated to provide the Severance Payments.

10.         Restrictive Covenants; Continuing Obligations. Nothing in this Release is intended to or shall limit, terminate or modify, in any manner, any continuing obligations that Executive has to the Company or any of its respective affiliates and subsidiaries (including any confidentiality, non-competition and/or non-solicitation obligations as set forth in Section 7 of that certain Employment Agreement, dated as of August 8, 2022, between Executive and the Company) per the terms of any other agreement between Executive and the Company or any of its respective affiliates and subsidiaries.

11.         Confidential Information. Executive acknowledges and agrees that Confidential Information of the Company is a valuable, special and unique asset of the Company. As a result, without prior written consent of the Company, Executive shall not disclose or use for his direct or indirect benefit or the direct or indirect benefit of any third party or for any purpose other than the exclusive benefit of the Company, and Executive shall keep secret, the Confidential Information obtained in any manner in the course of any employment with the Company or Executive’s services to the Company. Nothing in this Release shall preclude Executive from disclosing Confidential Information as required by an order of court of competent jurisdiction or by applicable law, provided that Executive gives the Company prompt notice of any such required disclosure. Nothing prohibits the disclosure of Confidential Information to a Government Agency without prior notice to the Company. Failure to mark any information as “confidential” or “proprietary” shall not affect its status as Confidential Information. “Confidential Information” means any and all confidential, proprietary, business and technical information or trade secrets of the Company or its affiliates and subsidiaries or customers of the Company, including but not limited to information which derives economic value, actual or potential, from not being generally known to, and not readily ascertainable by, other persons, and as to which the Company has taken reasonable efforts under the circumstances to maintain its confidentiality.

12.         Non-Disparagement. Executive will not disparage or defame to the public or any third party, the Company or its officers, directors, employees, successors or assigns, whether orally or in writing.  Notwithstanding the foregoing, nothing in this Agreement, including Sections 11 and 12, shall prohibit Executive from reporting violations of law to any Government Agency or providing truthful testimony in any legal matter.  The Company shall direct its executive officers not to disparage or defame Executive to the public or any third party, whether orally or in writing, provided that this restriction on the Company shall only apply while an executive officer is employed by the Company.  Nothing in this Agreement shall prohibit the Company from reporting violations of law to any Government Agency or providing truthful testimony in any legal matter.

13.         Entire Agreement; Severability of Terms. This Release and the Separation Agreement contain the complete, entire understanding of the parties concerning the subject matter hereof. In executing this Release, neither party relies on any term, condition, promise or representation other than those expressed in this Release. This Release supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. This Release may be amended or modified only by an agreement in writing. If any provision of this Release is determined to be invalid or otherwise unenforceable, then that invalidity or unenforceability shall not affect any other provision of this Release, which shall continue and remain in full force and effect.

14.         Cooperation. For a period of nine (9) months following the Separation Date, Executive will reasonably cooperate with the Company with respect to any legal matter (including any legal action, investigation, government audit, or regulatory action) related to facts existing on or before the Separation Date of which Executive has actual knowledge or should have knowledge due to his employment with the Company. Reasonable cooperation shall include providing information and/or documentation, speaking with the Company’s legal counsel, and/or testimony preparation. Executive will be reimbursed for any pre-approved expenses incurred by Executive in the course of providing cooperation hereunder.

15.         Execution. Executive understands that he cannot execute this Release prior to the Separation Date (August 15, 2025).

16.         Capitalized Terms. Any capitalized terms not defined herein shall be defined as set forth in the Separation Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Release on the date first set forth above.

W. Michael Madden

Kirkland’s, Inc.

By:
Name:	Amy E. Sullivan
Title:	President and Chief Executive Officer

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